Exhibit 10.1
COLUMBIA SPORTSWEAR COMPANY
CHANGE IN CONTROL SEVERANCE PLAN
     This change in control severance plan is established by Columbia Sportswear Company, an Oregon corporation (the “Company”), to enable the Company to offer a form of income protection to its eligible employees in the event their employment with the Company is involuntarily terminated other than for Cause. The Plan is also intended to secure for the benefit of the Company the services of the eligible employees in the event of a potential or actual Change in Control without concern for whether such employees might be hindered in discharging their duties by the personal uncertainties and risks associated with a Change in Control, by affording such employees the opportunity to protect the share value they have helped create as of the date of any Change in Control and offering income protection to such employees in the event their employment terminates involuntarily or for Good Reason in connection with a Change in Control.
1.	Purpose, Establishment and Applicability of Plan.
     1.1 Establishment of Plan. As of the Effective Date, the Company hereby establishes its Change in Control Severance Plan (the “Plan”), as set forth in this document.
     1.2 Applicability of Plan. Subject to the terms of this Plan, the benefits provided by this Plan shall be available to all those Employees who, on or after the Effective Date, receive a Notice of Participation, pursuant to Section 3 herein.
     1.3 Contractual Right to Benefits. This Plan and the Notice of Participation establish and vest in each Participant a contractual right to the benefits to which he or she is entitled pursuant to the terms and conditions thereof, enforceable by the Participant against the Company.
2.	Definitions and Construction.
   Whenever used in this Plan, the following terms shall have the meanings set forth below.
     2.1 Administrator. “Administrator” shall mean the Board of Directors of the Company, or its committee or designee, as shall be responsible for administering this Plan.
     2.2 Base Salary. “Base Salary” shall mean an amount equal to the sum of the Participant’s gross annual base salary, exclusive of bonuses, other incentive pay, commissions and all other pay or expense types, as in effect immediately preceding the Termination Event.
     2.3 Board. “Board” shall mean the Board of Directors of the Company.
     2.4 Cause. “Cause” shall mean (i) any act of personal dishonesty taken by the Participant in connection with his or her responsibilities as an Employee and intended to result in substantial personal enrichment of the Participant, (ii) the Participant’s conviction of a felony that is injurious to the Company, (iii) a willful act by the Participant that constitutes gross misconduct and that is injurious to the Company, (iv) continued substantial violations by the
Page 1 of 13 — Columbia Sportswear Company Change in Control Severance Plan

Participant of the Participant’s employment duties that are demonstrably willful and deliberate on the Participant’s part after there has been delivered to the Participant a written demand for performance from the Company that specifically sets forth the factual basis for the Company’s belief that the Participant has not substantially performed his duties or (v) any act that would constitute a material violation of the standards set forth in this Plan, including, without limitation, the standards of Section 6.
     2.5 Change in Control. “Change in Control” shall mean the occurrence of any of the following events.
     (a) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities, provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege where the security being so converted was not acquired directly from the Company by the party exercising the conversion privilege, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company, (iv) an acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act pursuant to a transaction that meets the conditions of clauses (i), (ii) and (iii) set forth in subsection (b) below, or (v) any acquisition approved by the Board; or
     (b) The consummation of a merger or consolidation of the Company with any other corporation or of the sale or disposition by the Company of all or substantially all of the Company’s assets, excluding, however, in each case, a transaction pursuant to which
     (i) the individuals, entities or groups (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) who are the beneficial owners of the total voting power represented by the voting securities of the Company immediately prior to such transaction will beneficially own, directly or indirectly, at least 50% of the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the Company or such surviving entity after the transaction in substantially the same proportions as their ownership, immediately prior to such transaction, of the total voting power represented by the voting securities of the Company;
     (ii) no individual, entity or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act (other than the Company, any employee benefit plan (or related trust) of the Company or the surviving entity) will beneficially own, directly or indirectly, 50% or more of, respectively, the total voting power represented by the voting securities of the Company or the surviving entity unless such ownership
Page 2 of 13 — Columbia Sportswear Company Change in Control Severance Plan

resulted solely from ownership of securities of the Company prior to such transaction; and
     (iii) individuals who were members of the Incumbent Board will immediately after the consummation of the Company Transaction constitute at least a majority of the members of the board of directors of the Company or the surviving entity after the transaction.
     2.6 Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.
     2.7 Company. “Company” shall mean Columbia Sportswear Company, any subsidiary corporations, any successor entities as provided in Section 8 hereof, and any parent or subsidiaries of such successor entities.
     2.8 Company-Paid Coverage. “Company-Paid Coverage” shall mean the benefits coverage described in Section 4 hereof.
     2.9 Disability. “Disability” shall mean that the Participant has been unable to perform his or her duties as an Employee as the result of incapacity due to physical or mental illness, loss of legal capacity or any other cause beyond the Employee’s control (unless the Employee is granted a leave of absence by the Board) as determined by a physician selected by the Company and acceptable to the Employee, for a period or periods aggregating twelve (12) weeks in any three hundred sixty-five (365) day period.
     2.10 Effective Date. “Effective Date” for purposes of this Plan shall mean February 1, 2009.
     2.11 Employee. “Employee” shall mean an employee of the Company.
     2.12 ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     2.13 Good Reason. “Good Reason” shall mean any of the following that occur without the Participant’s express written consent and that the Company fails to cure within the time frame specified in Section 12.3: (i) the material reduction of the Participant’s authority, duties or responsibilities relative to the Participant’s authority, duties or responsibilities in effect immediately prior to such reduction; provided, however, that a significant reduction in authority, duties or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as for example, when the Chief Financial Officer of Columbia Sportswear Company remains as such following a Change in Control and is not made the Chief Financial Officer of the acquiring corporation) shall not constitute Good Reason; (ii) a material reduction by the Company in the Participant’s annual base salary relative to the Participant’s annual base salary in effect immediately prior to such reduction, other than as part of a general decrease in the annual base salaries of all similarly ranked executives of the Company; or (iii) a change in Participant’s geographic work location of over seventy-five (75) miles from the Participant’s geographic work location immediately prior to such change, except for required travel in furtherance of the Company’s business to the extent consistent with the Participant’s duties.
Page 3 of 13 — Columbia Sportswear Company Change in Control Severance Plan

     2.14 Participant. “Participant” shall mean each of the Tier I Participants and the Tier II Participants.
     2.15 Notice of Participation. “Notice of Participation” shall mean an individualized written notice of participation in this Plan from an authorized officer of the Company.
     2.16 Plan. “Plan” shall mean the Columbia Sportswear Company Change in Control Severance Plan, as set forth herein, together with all amendments hereto.
     2.17 Severance Payment. “Severance Payment” shall mean the payment of severance compensation as provided in Section 4 hereof.
     2.18 Target Annual Incentive. “Target Annual Incentive” shall mean the target annual incentive payments received by the Participant under the Company’s incentive cash bonus and variable cash compensation programs (or any predecessor or successor programs) as in effect on the date of the Termination Event for the fiscal year in which the Termination Event occurs. For purposes of calculating a Participant’s Target Annual Incentive amount, the following rules shall apply:
     (i) In the event a Participant was not eligible to participate in such bonus and variable compensation programs for the entire fiscal year, the Target Annual Incentive shall be calculated based upon the Participant’s actual period of eligibility; and
     (ii) In the event a Participant first became eligible to participate in such bonus and variable compensation programs in the fiscal year in which the Termination Event occurs, the Participant’s Target Annual Incentive shall be based on his or her targeted bonus and variable compensation amounts as in effect immediately prior to such Termination Event.
     2.19 Termination Event. “Termination Event” shall mean (i) the termination of the Participant’s employment by the Company involuntarily (within the meaning of Treas. Reg. § 1.409A-1(n)(1)) without Cause, not in connection with a Change in Control or (ii) a Change in Control.
     2.20 Tier I Participant. “Tier I Participant” shall mean each Employee designated as a Tier I Participant by the Board and who signs and returns to the Company a Notice of Participation indicating that such Employee is a Tier I Participant.
     2.21 Tier II Participant. “Tier II Participant” shall mean each Employee with the title of Vice President who is not a Tier I Participant and who signs and returns to the Company a Notice of Participation indicating that such Employee is a Tier II Participant.
3.	Eligibility.
     3.1 Waiver. As a condition of receiving any payments or benefits under this Plan, an Employee must sign a general waiver and release in a form satisfactory to the Company and
Page 4 of 13 — Columbia Sportswear Company Change in Control Severance Plan

which becomes effective no later than the date that is two and one-half (2 1/2) months after the end of the Company’s fiscal year containing the Participant’s termination date.
     3.2 Participation in Plan. Each Employee who is designated by the Board as either a Tier I Participant or Tier II Participant and who signs and returns to the Company a Notice of Participation within the time set forth in such Notice shall be a Participant in this Plan. A Participant shall cease to be a Participant in this Plan (i) upon ceasing to be an Employee, or (ii) upon receiving written notice from the Administrator prior to a Termination Event that the Participant is no longer eligible to participate in this Plan, unless in either case such Participant is then entitled to benefits hereunder. A Participant entitled to benefits hereunder shall remain a Participant in this Plan until the full amount of the benefits has been delivered to the Participant.
4.	Severance Benefits.
     4.1 Termination Without Cause, Not in Connection With a Change in Control. If a Participant’s employment is terminated by the Company involuntarily (within the meaning of Treas. Reg. § 1.409A-1(n)(1)) without Cause, not in connection with a Change in Control, then, subject to Sections 3.1, 5 and 6 hereof, the Participant shall be entitled to receive severance benefits as follows:
          (a) Severance Pay. The Participant shall be entitled to receive a cash payment equal to the following:
     (i) Tier I Participants shall receive a cash payment equal to one and one-half (1.5) times the sum of the Tier I Participant’s Base Salary plus the Tier I Participant’s Target Annual Incentive amount.
     (ii) Tier II Participants shall receive a cash payment equal to the sum of the Tier II Participant’s Base Salary plus the Tier II Participant’s Target Annual Incentive amount.
EXAMPLE: Tier I Participant is terminated without Cause as of July 1, 2008. Tier I Participant’s Base Salary for 2008 is $150,000. The Participant’s Target Annual Incentive amount for the 2008 fiscal year is $10,000. The Participant is entitled to a Severance Payment equal to 1.5 x ($150,000 + $10,000) for a total Severance Payment equal to $240,000.
          (b) Employee Benefits. To the extent the Participant and the Participant’s spouse and dependent children properly (and timely) elect, pursuant to Code Section 4980B (“COBRA”), continuation coverage under the Company’s group health plans, the Company shall reimburse the Participant for the proportionate cost of the premiums due for such coverage, as determined by the cost ratio policy for the Company’s employees in effect from time to time, for a period beginning on the Participant’s termination date and ending on the earliest to occur of (i) the date on which the Participant is no longer entitled to COBRA continuation coverage under the Company’s group health plans, and (ii) the expiration of eighteen (18) months, in the case of Tier I Participants, or twelve (12) months, in the case of Tier II Participants, from the Participant’s termination date.
Page 5 of 13 — Columbia Sportswear Company Change in Control Severance Plan

     4.2 Termination Within Twelve Months Following a Change in Control. If, within twelve (12) months following a Change in Control, a Participant’s employment is terminated by the Company involuntarily (within the meaning of Treas. Reg. § 1.409A-1(n)(1)) without Cause or by the Participant for Good Reason then, subject to Sections 3.1, 5 and 6 hereof, the Participant shall be entitled to receive severance benefits as follows:
          (a) Severance Pay. If the Participant is involuntarily terminated by the Company without Cause or if the Participant voluntarily terminates employment for Good Reason, the Participant shall be entitled to receive a cash payment equal to the following:
     (i) Tier I Participants shall receive a cash payment equal to two (2) times the sum of the Tier I Participant’s Base Salary plus the Tier I Participant’s Target Annual Incentive amount.
     (ii) Tier II Participants shall receive a cash payment equal to one and a half (1.5) times the sum of the Tier II Participant’s Base Salary plus the Tier II Participant’s Target Annual Incentive amount.
EXAMPLE: A Change in Control is consummated on June 15, 2008. Participant is involuntarily terminated as of August 1, 2008. Tier I Participant’s Base Salary for 2008 is $150,000. The Participant’s Target Annual Incentive amount for the 2008 fiscal year is $10,000. The Participant is entitled to a Severance Payment equal to 2 x ($150,000, + $10,000) for a total Severance Payment equal to $320,000.
          (b) Employee Benefits. To the extent the Participant and the Participant’s spouse and dependent children properly (and timely) elect COBRA continuation coverage under the Company’s group health plans, the Company shall reimburse the Participant for the proportionate cost of the premiums due for such coverage, as determined by the cost ratio policy for the Company’s employees in effect from time to time, for a period beginning on the Participant’s termination date and ending on the earliest to occur of (i) the date on which the Participant is no longer entitled to COBRA continuation coverage under the Company’s group health plans, and (ii) the expiration of eighteen (18) months from the Participant’s termination date.
          (c) Treatment of Equity Awards. Notwithstanding any provision in the instrument evidencing an equity award, all outstanding equity-based awards granted to the Participant under any applicable equity compensation plans of the Company as in effect on the date of the Change in Control (including but not limited to grants of nonqualified stock options, stock appreciation rights, and restricted stock or unit awards), whether granted before or after the Effective Date, shall become fully vested and exercisable or payable as of the effective date of the Participant’s termination. In addition, all outstanding equity-based awards granted to the Participant that are eligible to become exercisable, vested or payable (or that provide for accelerated exercisability, vesting or payment) upon the attainment of specified performance goals, whether granted before or after the Effective Date, shall become fully vested and exercisable or payable, to the extent the applicable performance goals had been attained, as determined on a pro-rated basis, as of the effective date of the Participant’s termination.
Page 6 of 13 — Columbia Sportswear Company Change in Control Severance Plan

     4.3 Method of Payment. Any cash payment to which a Participant becomes entitled pursuant to Section 4.1(a) or 4.2(a) shall be paid to the Participant in a lump sum as soon as administratively practicable after the Participant’s waiver and release, described in Section 3.1, becomes effective; provided, however, that in no event shall such payment be made prior to the Participant’s termination date or more than two and one-half (2 1/2) months after the end of the Company’s fiscal year containing the Participant’s termination date (but only if the Participant’s waiver and release has become effective by such date). If the Participant’s waiver and release has not become effective by the date that is two and one-half (2 1/2) months after the end of the Company’s fiscal year containing the Participant’s termination date, then the Participant shall not be entitled to a Severance Payment or Company-Paid Coverage under this Plan. If a Participant dies after becoming eligible for a cash Severance Payment and executing a copy of this Plan and an accompanying waiver and release but before payment of the cash Severance Payment, the cash Severance Payment will be paid to the Participant’s estate in a lump sum. If a Participant dies after becoming eligible for a cash Severance Payment but before executing a copy of this Plan and an accompanying waiver and release, his or her estate or representative may not execute this Plan and no Severance Payment or Company-Paid Coverage with respect to the Participant will be payable under this Plan. All payments under this Plan will be net of amounts withheld with respect to taxes, offsets, or other obligations.
     4.4 Voluntary Resignation: Termination For Cause. If (a) the Participant’s employment terminates by reason of the Participant’s voluntary resignation other than for Good Reason, (b) the Company terminates the Participant for Cause, or (c) a Participant’s employment terminates for any reason prior to the occurrence of a Change in Control (other than the termination without Cause contemplated by Section 4.1 herein) then the Participant shall not be entitled to receive severance or other benefits under this Plan and shall be entitled only to those benefits (if any) as may be available under the Company’s then existing benefits plans and policies at the time of such termination.
     4.5 Disability; Death. If the Participant’s employment terminates by reason of the Participant’s death, or in the event the Company terminates the Participant’s employment following his or her Disability, the Participant shall not be entitled to receive severance or other benefits under this Plan and shall be entitled only to those benefits (if any) as may be available under the Company’s then existing benefits plans and policies at the time of such termination.
5.	Golden Parachute Excise Tax and Non-Deductibility Limitations.
     5.1 Benefits Cap. In the event that any payment or benefit under this Plan, either alone or when aggregated with any other payments or benefits received by a Participant, or to be received by a Participant, from the Company, or from any person whose actions result in a Change in Control of the Company or from any person affiliated with the Company or such persons (each a “Payment” and, collectively, the “Total Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this provision, any portion of which would be subject to the excise tax imposed by Section 4999 of the Code or any similar or successor provision (the “Excise Tax”), then, either (a) the Participant shall receive the full amount of payments and benefits to which the Participant is entitled under
Page 7 of 13 — Columbia Sportswear Company Change in Control Severance Plan

the Plan and any resulting Excise Tax due shall be the sole responsibility of the Participant, or (b) the Participant’s payments and benefits under this Plan shall be reduced to such lesser amount or degree as would result in no portion of any Payment being subject to the Excise Tax or being disallowed as a deduction under Section 280G of the Code; provided, that Participant shall be entitled to whichever of option (a) or (b) results in the best “after-tax” position for the Participant. If, pursuant to this Section 5.1, a Participant’s payments and benefits are required to be reduced, the Company shall determine the manner in which the remaining Total Payments will be reduced.
     5.2 Determination. Unless the Company and the Participant otherwise agree in writing, any determination required under this Section or the Participant’s Notice of Participation shall be made in writing by an independent accounting firm appointed by the Company (the “Accountants”), whose determination shall be conclusive and binding upon the Participant and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations pursuant to this Section.
6.	Forfeiture of Severance Benefits.
     Notwithstanding any other provision of this Plan to the contrary, if it is determined by the Company that a Participant has violated the Company’s code of conduct or code of ethics or violated any restrictive covenants contained in the Participant’s general waiver and release or any other restrictive covenants contained in any other Company plan or program or agreement between the Company and the Participant, the Participant shall be required to repay to the Company an amount equal to the economic value of all Severance Payments and Company-Paid Coverage already paid or provided to the Participant under this Plan and the Participant shall forfeit all other entitlements under this Plan. Additional forfeiture provisions may apply under this Plan or other agreements between the Participant and the Company, and any such forfeiture provisions shall remain in full force and effect.
7. Employment Status: Withholding.
     7.1 Employment Status. This Plan does not constitute a contract of employment or impose on the Participant or the Company any obligations to retain the Participant as an Employee, to change the status of the Participant’s employment, or to change the Company’s policies regarding termination of employment. The Participant’s employment is and shall continue to be at will, as defined under applicable law. If the Participant’s employment with the Company or a successor entity terminates for any reason that does not constitute, or occur in connection with, a Termination Event, the Participant shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Plan, or as may otherwise be available in accordance with the Company’s established employee plans and practices or other agreements with the Company at the time of termination.
Page 8 of 13 — Columbia Sportswear Company Change in Control Severance Plan

     7.2 Taxation of Plan Payments. All amounts paid pursuant to this Plan shall be subject to regular payroll and withholding taxes.
8.	Successors to Company and Participants.
     8.1 Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Plan and agree expressly to perform the obligations under this Plan by executing a written agreement. For all purposes under this Plan, the term “Company” shall include any successor to the Company’s business and/or assets that executes and delivers the assumption agreement described in this subsection or that becomes bound by the terms of this Plan by operations of law.
     8.2 Participant’s Successors. All rights of the Participant hereunder shall inure to the benefit of, and be enforceable by, the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees, and legatees.
9.	Duration, Amendment, and Termination.
     9.1 Duration. This Plan shall terminate on January 31, 2013, unless (a) this Plan is extended by the Board, (b) a Change in Control occurs prior to January 31, 2013 or (c) the Board terminates this Plan in accordance with Section 9.2 below. If a Change in Control occurs prior to termination of this Plan pursuant to the preceding sentence, then this Plan shall terminate upon the date that all obligations of the Company hereunder have been satisfied. A termination of this Plan pursuant to the preceding sentences shall be effective for all purposes, except that such termination shall not affect the payment or provision of compensation or benefits earned by a Participant prior to the termination of this Plan.
     9.2 Amendment and Termination. The Board shall have the discretionary authority to amend this Plan in any respect, including as to the removal or addition of Participants, by resolution adopted by a majority of the Board, unless a Termination Event has previously occurred. This Plan may be terminated by resolution adopted by a majority of the Board, unless a Termination Event has previously occurred. If a Termination Event occurs, this Plan and the designation of Participants thereto shall no longer be subject to amendment, change, substitution, deletion, revocation or termination in any respect whatsoever without the prior written consent of each Participant to whom such action applies.
10.	Administration.
     10.1 Power and Authority. The Administrator has all power and authority necessary or convenient to administer this Plan, including, but not limited to, the exclusive authority and discretion: (a) to construe and interpret this Plan; (b) to decide all questions of eligibility for and the amount of benefits under this Plan; (c) to prescribe procedures to be followed and the forms to be used by the Participants pursuant to this Plan; and (d) to request and receive from all Participants such information as the Administrator determines is necessary for the proper administration of this Plan.
Page 9 of 13 — Columbia Sportswear Company Change in Control Severance Plan

     10.2 Section 409A. The Company makes no representations or warranties to any Employee with respect to any tax, economic or legal consequences of this Plan or any payments to any Participant hereunder, including, without limitation, under Code Section 409A, and no provision of this Plan shall be interpreted or construed to transfer any liability for failure to comply with Code Section 409A or any other applicable legal requirements from the Participant or other individual to the Company or any of its affiliates. Each Participant, by executing a Notice of Participation, shall be deemed to have waived any claim against the Company and its affiliates with respect to any such tax, economic or legal consequences. However, the payments and benefits provided under this Plan are not intended to constitute deferred compensation that is subject to the requirements of Code Section 409A. Rather, the Company intends that this Plan and the payments and other benefits provided hereunder be exempt from the requirements of Code Section 409A, whether pursuant to the short-term deferral exception described in Treas. Reg. § 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treas. Reg. § 1.409A-1(b)(9)(iii), or otherwise. Notwithstanding any provision of the Plan to the contrary, the Plan shall be interpreted, operated and administered in a manner consistent with such intention. Without limiting the generality of the foregoing, and notwithstanding any other provision of the Plan to the contrary, all references herein to the termination of a Participant’s employment are intended to mean the Participant’s “separation from service,” within the meaning of Code Section 409A(a)(2)(A)(i).
11.	Claims Process.
     11.1 Claim for Benefits. A Participant (or any individual authorized by such Participant) has the right under ERISA and this Plan to file a written claim for benefits. To file a claim, the Participant must send the written claim to the Company’s Vice President of Human Resources. If such claim is denied in whole or in part, the Participant shall receive written notice of the decision of the Company’s Vice President of Human Resources, within 90 days after the claim is received. Such written notice shall include the following information: (i) specific reasons for the denial; (ii) specific reference to pertinent Plan provisions on which the denial is based; (iii) a description of any additional material or information necessary for the perfection of the claim and an explanation of why it is needed; and (iv) steps to be taken if the Participant wishes to appeal the denial of the claim, including a statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA upon an adverse decision on appeal. If the Company’s Vice President of Human Resources needs more than 90 days to make a decision, he or she shall notify the Participant in writing within the initial 90 days and explain why more time is required, and how long is needed. If a Participant (or any individual authorized by such Participant) submits a claim according to the procedures above and does not hear from the Company’s Vice President of Human Resources, within the appropriate time, the Participant may consider the claim denied.
     11.2 Appeals. The following appeal procedures give the rules for appealing a denied claim. If a claim for benefits is denied, in whole or in part, or if the Participant believes benefits under this Plan have not been properly provided, the Participant (or any individual authorized by such Participant) may appeal this denial in writing within 60 days after the denial is received by filing a written request for review with the Administrator. The Administrator shall conduct a review and make a final decision within 60 days after receiving the Participant’s written request
Page 10 of 13 — Columbia Sportswear Company Change in Control Severance Plan

for review. If the Administrator needs more than 60 days to make a decision, it shall notify the Participant in writing within the initial 60 days and explain why more time is required and the date by which the Administrator expects to render its decision. The Administrator may then take 60 more days to make a decision. If such appeal is denied in whole or in part, the decision shall be in writing and shall include the following information: (i) specific reasons for the denial; (ii) specific reference to pertinent Plan provisions on which the denial is based; (iii) a statement of the Participant’s right to access and receive copies, upon request and free of charge, of all documents and other information relevant to such claim for benefits; and (iv) a statement of the Participant’s (or representative’s) right to bring a civil action under Section 502(a) of ERISA. If the Administrator does not respond within the applicable time frame, the Participant may consider the appeal denied. If a Participant’s claim is denied, in whole or in part, the Participant (or any individual authorized by such Participant) will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (within the meaning of 29 C.F.R. § 2560.503-1(m)(8)) to his or her claim. Likewise, a Participant (or any individual authorized by such Participant) who submits a written request to appeal a denied claim shall have the right to submit any comments, documents, records or other information relating to the claim that he or she wishes to provide.
     11.3 Limitations Period. A Participant must pursue the claim and appeal rights described above before seeking any other legal recourse regarding a claim for benefits. The Participant may thereafter file an action in a court of competent jurisdiction, but he or she must do so within 180 days after the date of the notice of decision on appeal or such action will be forever barred. Any judicial review of the Administrator’s decision on a claim will be limited to whether, in the particular instance, the Administrator abused its discretion. In no event will such judicial review be on a de novo basis, because the Administrator has discretionary authority to determine eligibility for (and the amount of) payments and benefits under the Plan and to construe and interpret the terms and provisions of the Plan.
12.	Notices and Assignment.
     12.1 General. Notices and all other communications contemplated by this Plan shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Participant, mailed notices shall be addressed to him or her at the home address that he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Vice President of Human Resources.
     12.2 Notice of Termination by the Company. Any termination by the Company in connection with a Termination Event pursuant to the terms herein shall be communicated by a notice of termination to the Participant at least five (5) days prior to the date of such termination (or at least thirty (30) days prior to the date of a termination by reason of the Participant’s Disability). Such notice shall indicate the specific termination provision or provisions in this Plan relied upon (if any), shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision or provisions so indicated, and shall specify the termination date.
Page 11 of 13 — Columbia Sportswear Company Change in Control Severance Plan

     12.3 Notice by the Participant of Potential Involuntary Termination. In the event that the Participant (a) determines that circumstances constituting Good Reason have occurred at any time within twelve (12) months following a Change in Control and (b) desires to terminate his employment with the Company for such Good Reason, the Participant shall give written notice to the Company of such circumstances that Participant believes constitute Good Reason and Participant’s intent to terminate his employment if such circumstances are not remedied by the Company within the period described below. The notice shall be delivered by the Participant to the Company within ninety (90) days following the date on which such circumstances constituting Good Reason occurred, shall specify a termination date that is no less than thirty-one (31) days and no more than ninety (90) days after the Company receives such notice, shall indicate the specific provisions or provisions in this Plan upon which the Participant relied to make such determination and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such determination. The failure by the Participant to include in the notice any fact or circumstance that contributes to a showing of Good Reason shall not waive any right of the Participant hereunder or preclude the Participant from asserting such fact or circumstance in enforcing his or her rights hereunder. The Company shall have thirty (30) days following its receipt of such notice to remedy the circumstances constituting Good Reason and, if it does remedy such circumstances within such thirty (30) day period (or at any time prior to the Participant’s termination date, even if after the expiration of such thirty (30) day period), then the Participant’s termination shall not be for Good Reason.
     12.4 Assignment by Company. The Company may assign its rights under this Plan to an affiliate, and an affiliate may assign its rights under this Plan to another affiliate of the Company or to the Company; provided, however, that no assignment shall be made if the net worth of the assignee is less than the net worth of the Company at the time of assignment; provided, further, that the Company shall guarantee all benefits payable hereunder. In the case of any such assignment, the term “Company” when used in this Plan shall mean the corporation that actually employs the Participant.
13.	Miscellaneous.
     13.1 Governing Law, Jurisdiction and Venue. This Plan is intended to be, and shall be interpreted as, an unfunded employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) for a select group of management or highly compensated employees (within the meaning of Section 2520.104-24 of Department of Labor Regulations) and it shall be enforced in accordance with ERISA. Any Participant or other person filing an action related to this Plan shall be subject to the jurisdiction and venue of the federal courts of the State of Oregon.
     13.2 Employment Status. Except as may be provided under any other agreement between a Participant and the Company, the employment of the Participant by the Company is “at will” and, prior to a Termination Event, may be terminated by either the Participant or the Company at any time, subject to applicable law.
     13.3 Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been
Page 12 of 13 — Columbia Sportswear Company Change in Control Severance Plan

included. Further, the captions of this Plan are not part of the provisions hereof and shall have no force and effect.
     13.4 Effect of Plan. This Plan, as amended, shall completely replace and supersede any prior version of this Plan and any other verbal or written document or communication concerning the severance benefits. In addition, severance benefits shall not be counted as “compensation,” or any equivalent term, for purposes of determining benefits under other plans, programs or practices owing to the Participant from the Company, except to the extent expressly provided therein. Except as otherwise specifically provided for in this Plan, the Participant’s rights under all such agreements, plans, provisions, and practices continue to be subject to the respective terms and conditions thereof.
Page 13 of 13 — Columbia Sportswear Company Change in Control Severance Plan

COLUMBIA SPORTSWEAR COMPANY
CHANGE IN CONTROL SEVERANCE PLAN
NOTICE OF PARTICIPATION
To:
Date:                                   , 200_
     The Board has designated you as a Participant in the Plan, a copy of which is attached hereto. The terms and conditions of your participation in the Plan are as set forth in the Plan and herein. The terms defined in the Plan shall have the same defined meanings in this Notice of Participation. As a condition to receiving benefits under the Plan, you must sign a general waiver and release in the form provided by the Company. The variables relating to your Plan participation are as follows:
Tier __ Participant
     The Severance Payment is subject to forfeiture or repayment in certain cases if the Participant has violated the Company’s code of ethics or code of conduct or the Participant’s restrictive covenants with the Company.
     If you agree to participate in the Plan on these terms and conditions, please acknowledge your acceptance by signing below. Please return the signed copy of this Notice of Participation within ten (10) days of the date set forth above to:

Your failure to timely remit this signed Notice of Participation will result in your immediate removal from the Plan. Please retain a copy of this Notice of Participation, along with the Plan, for your records.

Date:	Signature:

Page 1 – Columbia Sportswear Company Change in Control Severance Plan: Notice of Participation